Exhibit 99.1
PureRay Corporation
3490 Piedmont Road
Suite 1120
Atlanta, GA 30305
FOR IMMEDIATE RELEASE

Media contact:	Ted Wright
Managing Partner, Fizz
m) 773-301-8514
o) 404-638-1066
ted@fizzcorp.com
PureRay Corp. to Move to Non-Reporting Status
ATLANTA, GA (Nov. 12, 2008) — PureRay Corporation (OTCBB: PURY), a lighting-technology company specializing in solar-powered products, announces today that its Board of Directors voted unanimously to voluntarily terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. PureRay Corporation intends, pursuant to Securities and Exchange Commission Rule 12g-4, to file a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission on or about November 28, 2008 and thereafter cease making periodic and other reports required by the Securities Exchange Act of 1934, as amended.
“Our Board of Directors is confident that its decision to deregister is an appropriate move to make given the current level of activity behind PureRay stock,” said Mr. Jefrey Wallace, PureRay Corporation’s President and CEO. “The advantages to our shareholders of continuing as a registered public company simply are being outweighed by the costs of reporting.”
Upon the filing of the Form 15, PureRay Corporation’s obligations to file certain reports with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K will immediately be suspended. PureRay Corporation expects the deregistration of its common stock to become effective ninety (90) days after filing the Form 15 with the Commission. Upon the effectiveness of the deregistration of PureRay Corporation’s common stock, it will no longer be a public reporting company, and its securities will cease trading on the OTC Bulletin Board.
“This deregistration will allow PureRay management to focus more on its business mission, as well as the promise made this year at the Clinton Global Initiative, to provide clean, safe and efficient lighting to people of developing countries who have few lighting options,” said Wallace. PureRay makes a self-contained, solar-powered LED lighting system for use in markets without access to electrical-power grids.

Based in Atlanta, PureRay is committed to improving the quality of light and the quality of life globally through safe, energy-efficient lighting. PureRay focuses on making solar-based charging and lighting systems practical and cost-effective for developing-world countries in Africa, South Asia, the Caribbean and Latin America, as well as for domestic markets. Its proprietary lighting system is patent-pending.
This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements.
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